GXO Appoints Bart Beeks as Chief Operating Officer Newly created role responsible for driving global operational excellence GREENWICH, Conn., December 12, 2025 — GXO Logistics, Inc. (NYSE: GXO), the world’s largest pure-play contract logistics provider, today announced the appointment of Bart Beeks in the newly created role of Chief Operating Officer (COO), effective January 2, 2026. Beeks will lead GXO’s global operational excellence agenda through standardized global execution, reporting to CEO Patrick Kelleher. GXO CEO Patrick Kelleher said, “Execution and growth go hand in hand. Bart brings exceptional operational experience and proven leadership that will enable us to take the best of what we do so well and scale it consistently across our global network. This appointment is a critical step in enhancing our operating model to drive increased productivity, efficiency and greater value for customers.” Prior to joining GXO, Beeks was at CEVA Logistics, where he rose from intern to Chief Operating Officer, managing operations in more than 170 countries. He has extensive experience in operations, implementation excellence, international and site-level management and building high-performing teams. As COO of CEVA, he significantly improved operating margin and revenue growth and led the integration of multiple acquisitions. Prior to his role as COO, he served as Executive Vice President in Benelux and Senior Vice President of Operational Excellence at CEVA. Before his career in logistics, Beeks served as a Commanding Officer in the Dutch Special Forces. About GXO GXO Logistics, Inc. (NYSE: GXO) is the world’s largest pure-play contract logistics provider and is positioned to capitalize on the rapid growth of ecommerce, automation and outsourcing. GXO has over 150,000 team members across more than 1,000 facilities, totaling more than 200 million square feet. The company serves the world’s leading blue-chip companies to solve complex logistics challenges with technologically advanced supply chain and ecommerce solutions, at scale and with speed. GXO corporate headquarters is in Greenwich, Connecticut. Visit GXO.com for more information and connect with GXO on LinkedIn, X, Facebook, Instagram and YouTube. Media contact Matthew Schmidt +1 203-307-2809 matt.schmidt@gxo.com Investor contact Kristine Kubacki, CFA +1 203-769-7206 kristine.kubacki@gxo.com